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                                                                    EXHIBIT 12.1


               UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                                                                              Years ended December 31,
                                                                              -----------------------------------------------------
Millions of dollars                                                                  2000        1999        1998    1997     1996
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
Earnings from continuing operations                                               $   723       $ 113       $  93   $ 615    $ 358
Provision for income taxes                                                            497         121         168      73      248
Minority interests                                                                     16          16           7       9        2
Distributions (less than) greater than earnings from equity investments               (57)         (4)         (2)    (65)     (10)
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         Earnings subtotal  (a)                                                     1,179         246         266     632      598

Fixed charges included in earnings:
   Interest expense                                                                   210         199         177     183      279
   Distribution on convertible preferred securities                                    33          33          33      33       10
   Interest portion of rentals  (b)                                                    20          22          20      23       40
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         Fixed charges subtotal                                                       263         254         230     239      329

Earnings from continuing operations
   available before fixed charges                                                 $ 1,442       $ 500       $ 496   $ 871    $ 927
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Fixed charges:
   Fixed charges included in earnings                                                 263         254         230     239      329
   Capitalized interest                                                                13          16          26      35       15
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         Total fixed charges                                                      $   276       $ 270       $ 256   $ 274    $ 344
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Ratio of earnings from continuing operations
   to fixed charges                                                                   5.2         1.9         1.9     3.2      2.7
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(a) Includes pre-tax impairment of:                                                    66          23         102      69       75

The ratio of earnings, excluding impairment, to fixed charges would be:               5.5         1.9         2.3     3.4      2.9

(b) Calculated as one-third of operating rental expense.
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